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                                                                   EXHIBIT 10.12

8670 Lake Glen Court
Alpharetta, GA 30201
December 19, 1995


Thomas F. Stephenson
Chairman of the Board
Medicode
c/o Sequoia Capital
3000 Sand Hill Road, Bldg. 4, Suite 208
Menlo Park, CA  94025

Dear Tom:

This is my formal acceptance to join Medicode as Chief Executive Officer reporting directly to the Board of Directors. This acceptance is based on your offer letter of December 5, 1995, as well as the discussion we had during our dinner meeting on November 21, 1995, which includes the following:

1.   Base salary of $200,000 per annum.

2. Guaranteed minimum $25,000 bonus for 1996. As discussed during our dinner, the Executive Bonus plan, as approved by the Compensation Committee, will provide for up to 50% of salary to be earned via bonuses.

3. Stock Options: 5% Medicode stock, based upon current stock option plan. As agreed upon during dinner, these stock options will be "qualified" and, if I desire, within six months of employment I will be allowed to buy common shares at fair market value. (Note: this assumes a repurchase plan in the event I leave prior to vesting.)

     Also agreed at dinner was that if there were a change in control (see attached definition) of Medicode, all my stock would be vested.

4. Benefits package includes health insurance, paid holidays, paid vacation, sick leave, 125 Plan, 401(k) Plan, long-term disability, life insurance and AD&D.

5. Travel expense reimbursement: Airfare (three trips per month), lodging and incidentals for me and my wife until August 1996. We anticipate this expense to be approximately $3,500 monthly.

6. Relocation expense reimbursement: Medicode will pay the selling commission on my home in Georgia, reasonable moving expenses and closing costs in conjunction with my purchase of a home or land in Utah.
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Mr. Thomas F. Stephenson
December 19, 1995
Page Two

7. Twelve-month salary severance if voluntary terminated without cause. Please refer to the attached for definition of "cause."

If you agree to the above, I'll be officially joining Medicode starting Monday, January 8, 1996.

Last, but not least, I'd like to thank you and the board for offering me this opportunity to join the Executive Management Team of Medicode. I can assure you and the Board that I'll commit to a 150% effort to make Medicode into a company we can all be proud of.

Regards,

/S/ Eugene Santa Cattarina
Gene Cattarina

Attachment



Accepted:


/S/ Thomas F. Stephenson
-------------------------------------
Tom Stephenson, Chairman of the Board
Medicode
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              ATTACHMENT TO TOM STEPHENSON LETTER DATED 12/19/95

I. A "change in control" shall mean the occurrence of any of the following events:

     A. any "person" as such term is used in Section 13(d) and 14(d) of the Exchange Act (as the term is defined below) (other than the Company, a subsidiary of the Company, an affiliate of the Company, or a Company employee benefit plan, including any trustee of such plan acting as trustee) is or becomes the "beneficial owner" as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company (or a successor to the Company) representing more than fifty percent (50%) of the combined voting power of the then-outstanding securities of the Company or such successor.

     B. 1) the sale of assets involving fifty percent (50%) or more of the assets in value of the company; 2) any merger or consolidation or other reorganization of the Company where another entity is the survivor; 3) a transaction pursuant to which the holders, as a group, of all the securities of the Company outstanding prior to the transaction hold, as a group, less than fifty percent (50%) of the combined voting power of the Company or any successor company outstanding after the transaction; or 4) any other event that the Board determines in the Board's discretion would materially alter the structure of the Company or the ownership of the Company.

II. "Termination for cause" means termination of Employee's employment by Company as a result of: a) Employee's material dishonesty towards, fraud upon, or deliberate injury or attempted injury to Company; b) Employee being convicted of a felony; or c) Employee's willful, deliberate and repeated failure to perform Employee's reasonable employment duties (other than by reason of Employee's incapacity due to physical or mental illness) where such failure is not remedied within a reasonable period of time after receipt of written notice from Company; provided, that a Termination for Cause shall not be deemed to have occurred if such termination is effected as a result of an action or the failure of the Employee to act, while such action or failure to act was believed, in good faith, by Employee to have been in, or not opposed to, the best interest of Company.